EXHIBIT 99.1

NEWS RELEASE	NEWS RELEASE	NEWS RELEASE	NEWS RELEASE

Contact:

Marina H. Norville
212-640-2832
marina.h.norville@aexp.com
FOR IMMEDIATE RELEASE
JESSICA LIEBERMAN QUINN APPOINTED EXECUTIVE VICE PRESIDENT,
CORPORATE CONTROLLER AND PRINCIPAL ACCOUNTING OFFICER OF AMERICAN EXPRESS
NEW YORK – February 7, 2020 – American Express Company (NYSE: AXP) today announced that Jessica Lieberman Quinn has been appointed Executive Vice President, Corporate Controller and Principal Accounting Officer of the Company. She will assume Controllership duties in mid-February after the Company completes its financial filings for 2019.
Ms. Lieberman Quinn has served as Senior Vice President, Business Chief Financial Officer for Global Commercial Services since February 2019. Previously she was Senior Vice President for the Corporate Planning & Analysis organization from 2014 to 2019. She was promoted to Senior Vice President in 2012, and she has been the Chief Financial Officer for several business units, including Global Merchant Services, Global Corporate Payments and Global Business Travel. Since joining the Company as an intern twenty years ago, Ms. Lieberman Quinn has held a variety of roles with a focus on business planning and analysis, resource allocation, deal negotiation support and pricing.
"Jessica's strong track record and deep knowledge of our Company and our Finance organization will make her a great leader of the Controllership organization," said Jeffrey C. Campbell, Chief Financial Officer.
Ms. Lieberman Quinn earned a Master in Business Administration from the Ross School of Business at the University of Michigan; a Bachelor of Science in Economics from the Wharton School at the University of Pennsylvania; and a Bachelor of Arts in History from the College of Arts & Sciences at the University of Pennsylvania.
Richard Petrino who previously served in the role will be promoted to the newly created position of American Express National Bank Chief Operating Officer, effective as of the same date above.
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About American Express
American Express is a globally integrated payments company, providing customers with access to products, insights and experiences that enrich lives and build business success. Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, instagram.com/americanexpress, linkedin.com/company/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.
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